Additional Exhibit - Item 6, Unregistered Securities, (d)

Rule 506(b) of Regulation D, no general solicitation or advertising occurred to market the securities. The shares were issued to founders and to attorney in exchange for unpaid legal invoices. Network 1 has not participated in any offerings to date but Network 1 will require FINRA clearance to act as the underwriter for this offering.

Bear Village has 3 convertible notes that convert at $1 for a total of $80,000 in notes plus interest. No conversions have been submitted and no stock has been issued. Interest has been accrued.